Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Closes Acquisition of TE Connectivity's
Transpower Magnetics Business

JERSEY CITY, New Jersey, April 1, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) announced today that it has closed the previously announced acquisition of the Transpower magnetics business from TE Connectivity.  Bel paid approximately $22.4 million in cash to acquire the business, which had trailing twelve month revenue of approximately $75 million and employs approximately 2,500 people at its 237,000 square foot manufacturing facility in Changping, China.  The acquisition is expected to be accretive to Bel's earnings beginning in the second quarter of 2013.
Among the integrated connector module (ICM) products included in the Transpower acquisition are RJ45 connectors for 10/100, 1G, 10G and PoE/PoE+ capable, MRJ21 connectors, RJ.5 connectors and a line of modules for smart-grid applications and discrete magnetics.  Bel also received a license to produce ICM products using TE's planar embedded magnetics technology.
Daniel Bernstein, Bel's President and CEO, said, "By solidifying Bel's position as a world leader in ICMs, this acquisition is a major step forward in our strategy to increase Bel's growth and profitability in both the short and long term.
"Trading under the name TRP International, we expect Bel's new division to double our sales of ICMs and related components.  We also will benefit from various manufacturing, purchasing and engineering synergies that will enable us to further improve Bel's cost structure and enhance our competitive position in this market.  By selecting Bel as the acquiring company, TE showed its confidence that Bel will provide the same high level of service to customers that continue to purchase from both our companies. Demonstrating our commitment to this goal, Bel will retain the Changping manufacturing facility and key associates who support the business unit."
Houlihan Lokey Investment Bank and Stephens Inc. acted as financial advisors to Bel in this transaction.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the Transpower acquisition on Bel's short-term and long-term growth and profitability, on Bel's cost structure and on Bel's competitive position; the expected accretive nature of that acquisition; and the impact of that acquisition on future sales of ICM products and related products) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies, including  the entities referred to in this press release; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

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